                          Registration No. 33-________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       ----------------------------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                       ----------------------------------

                   THE BANK OF KENTUCKY FINANCIAL CORPORATION
            -------------------------------------------------------
            (Exact name of Registrant as specified in its Articles)

               Kentucky                                61-1256535
    -------------------------------       ------------------------------------
    (state or other jurisdiction of       (I.R.S. Employer Identification No.)
     incorporation or organization)

                              1065 Burlington Pike
                            Florence, Kentucky 41042
                    ----------------------------------------
                    (Address of Principal Executive Offices)

                         Stock Option Award Agreements
                          with Advisory Board Members
                         -----------------------------
                            (Full title of the plan)

                                 Robert W. Zapp
                   The Bank of Kentucky Financial Corporation
                              1065 Burlington Pike
                            Florence, Kentucky 41042
                   ------------------------------------------
                    (Name and address of agent for service)

                                 (606) 372-5170
         -------------------------------------------------------------
         (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

                                                                                   Proposed maximum
Title of securities                                    Proposed maximum           aggregate offering         Amount of
 to be registered          Amount to be registered   offering price per share          price (1)         registration fee
-------------------------------------------------------------------------------------------------------------------------
Common Stock                      12,440                       (1)                   $155,992.92              $41.19
No par value


-------------------------

(1) Of the 12,440 shares of Common Stock being registered, 12,084 shares may be purchased for $12.24 per share and 356 shares may be purchased for $22.71 per share, upon the exercise of options already granted.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3. Incorporation of Documents by Reference.

                  The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and all documents filed with the Securities and Exchange Commission (the "Commission") pursuant to the requirements of Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") since that date are hereby incorporated by reference.

                  The description of the Common Stock of the Registrant contained in the Registrant's Form S-4 (File No. 333-33234), filed with the Commission on March 24, 2000, is hereby incorporated by reference.

                  Any definitive Proxy Statement or Information Statement filed pursuant to Section 14 of the Exchange Act and all documents that may be filed with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated herein by reference and to be made a part hereof from the date of filing such documents.


ITEM 4. Description of Securities.

                  Not Applicable.


ITEM 5. Interests of Named Experts and Counsel.

                  None.


ITEM 6. Indemnification of Directors and Officers.

         (a) Sections 271B.8-500 to 271B.8-580 of the Kentucky Revised Statutes govern indemnification by a corporation of officers, directors and agents, and provide as follows:

271B.8-500. Definitions for KRS 271B.8-510 to 271B.8-580.

         As used in KRS 271B.8-510 to 271B.8-580:

         (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

         (2) "Director" means an individual who is or was a director of a corporation or an individual, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director shall be considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

         (3) "Expenses" include counsel fees.

         (4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

         (5) "Official capacity" means:

                  (a) When used with respect to a director, the office of director in a corporation; and

                  (b) When used with respect to an individual other than a director, as contemplated in KRS 271B.8-560, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. "Official capacity" shall not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.

         (6) "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

         (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.


271B.8-510. Authority to indemnify.

         (1) Except as provided in subsection (4) of this section, a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

                  (a) He conducted himself in good faith; and

                  (b) He reasonably believed:

                           1. In the case of conduct in his official capacity
with the corporation, that his conduct was in its best interests; and

                           2. In all other cases, that his conduct was at least
not opposed to its best interests; and

                  (c) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

         (2) A director's conduct with respect to an employee benefit plan for a purpose he reasonably believed to be in the interests of the participants in and beneficiaries of the plan shall be conduct that satisfies the requirement of subsection (1)(b)2. of this section.

         (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not be, of itself, determinative that the director did not meet the standard of conduct described in this section.

         (4) A corporation may not indemnify a director under this section:

                  (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

                  (b) In connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

         (5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation shall be limited to reasonable expenses incurred in connection with the proceeding.


271B.8-520. Mandatory indemnification.

         Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

271B.8-530. Advance for expenses.

         (1) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

                  (a) The director furnishes the corporation a written affirmation of his good faith belief that he has met the standard of conduct described in KRS 271B.8-510;

                  (b) The director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and

                  (c) A determination is made that the facts then known to those making the determination would not preclude indemnification under KRS 271B.8-500 to 271B.8-580.

         (2) The undertaking required by subsection (1)(b) of this section shall be an unlimited general obligation of the director but shall not be required to be secured and may be accepted without reference to financial ability to make repayment.

         (3) Determinations and authorizations of payments under this section shall be made in the manner specified in KRS 271B.8-550.


271B.8-540. Court-ordered indemnification.

         Unless a corporation's articles of incorporation provide otherwise, a director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines:

         (1) The director is entitled to mandatory indemnification under KRS 271B.8-520, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or

         (2) The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he met the standard of conduct set forth in KRS 271B.8-510 or was adjudged liable as described in subsection (4) of KRS 271B.8-510, but if he was adjudged so liable his indemnification shall be limited to reasonable expenses incurred.


271B.8-550. Determination and authorization of indemnification.

         (1) A corporation shall not indemnify a director under KRS 271B.8-510 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in KRS 271B.8-510.

         (2) The determination shall be made:

                  (a) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

                  (b) If a quorum cannot be obtained under subsection (2)(a) of this section, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two (2) or more directors not at the time parties to the proceeding;

                  (c) By special legal counsel:

                           1. Selected by the board of directors or its
committee in the manner prescribed in subsection (2)(a) and (b) of this section; or

                           2. If a quorum of the board of directors cannot be
obtained under subsection (2)(a) of this section and a committee cannot be designated under subsection (2)(b) of this section, selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

                  (d) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding shall not be voted on the determination.

         (3) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection
(2)(c) of this section to select counsel.


271B.8-560. Indemnification of officers, employees, and agents.

         Unless a corporation's articles of incorporation provide otherwise:

         (1) An officer of the corporation who is not a director shall be entitled to mandatory indemnification under KRS 271B.8-520, and is entitled to apply for court-ordered indemnification under KRS 271B.8-540, in each case to the same extent as a director;

         (2) The corporation may indemnify and advance expenses under KRS 271B.8-500 to 271B.8-580 to an officer, employee, or agent of the corporation who is not a director to the same extent as to a director; and

         (3) A corporation may also indemnify and advance expenses to an officer, employee, or agent who is not a director to the extent, consistent with public policy, that may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.


271B.8-570. Insurance.

         A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under KRS 271B.8-510 or 271B.8-520.


271B.8-580. Application of KRS 271B.8-500 to 271B.8-580.

         (1) The indemnification and advancement of expenses provided by, or granted pursuant to, KRS 271B.8-500 to 271B.8-580 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

         (2) KRS 271B.8-500 to 271B.8-580 shall not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness at a proceeding at a time when he has not been made a named defendant or responded to the proceeding.

                  (b) The By-laws of Kentucky Financial contain the following provisions with respect to the indemnification of directors and officers:

                                    ARTICLE X
                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         To the extent permitted by the laws of the Commonwealth of Kentucky:

         A. The corporation shall indemnify each of its directors and officers who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

            Except as provided herein below, any such indemnification shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth above. Such determination shall be made: (a) by the Board of Directors by a majority vote of a quorum of directors who were or are not parties to such action, suit, or proceeding, or (b) by the shareholders.

         B. Expenses (including attorneys' fees) incurred in defending a civil or criminal action, suit, or proceeding may be paid by the corporation in advance of the final disposition of such action, or proceeding if authorized by the Board of Directors and upon receipt of an undertaking by or on behalf of the director or officer to repay such amount, unless it shall ultimately be determined that he is entitled to be indemnified by the corporation.

         C. To the extent that a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, without any further determination that he has met the applicable standard of conduct set forth above.

ITEM 7. Exemption from Registration Claimed.

                  Not Applicable.


ITEM 8. Exhibits.

                  See the Exhibit Index attached hereto.


ITEM 9. Undertakings.

         A.       The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    section 10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                                    Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Florence, Commonwealth of Kentucky, on June 14, 2000.

                                      THE BANK OF KENTUCKY FINANCIAL CORPORATION

                                      By: /s/ Robert W. Zapp
                                         ---------------------------------------
                                         Robert W. Zapp
                                         its President

              Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities indicated on June 14, 2000.

Signature

 /s/ Rodney S. Cain
------------------------------------             -------------------------------
Rodney S. Cain, Director                         Ruth Seligman-Doering, Director



 /s/ R.C. Durr                                   /s/ Harry J. Humpert
------------------------------------             -------------------------------
R. C. Durr, Director                             Harry J. Humpert, Director



 /s/ David E. Meyer
------------------------------------             -------------------------------
David E. Meyer, Director                         John E. Miracle, M.D., Director



                                                 /s/ Robert B. Sathe
------------------------------------             -------------------------------
Mary Sue Rudicill, Director                      Robert B. Sathe, Director



                                                 /s/ Herbert H. Works
------------------------------------             -------------------------------
William E. Snyder, Director                      Herbert H. Works, Director



 /s/ Robert D. Fulkerson                         /s/ Robert W. Zapp
------------------------------------             -------------------------------
Robert D. Fulkerson, Chief Financial             Robert W. Zapp, Director
Officer and Treasurer

                                 EXHIBIT INDEX

Exhibit No.                 Description                                                  Location
-----------                 -----------                                                  --------
       4(a)                 Stock Option Award Agreement between BKFC and J. Michael     Included herewith
                            Lonnemann

       4(b)                 Stock Option Award Agreement between BKFC and Larry N.       Included herewith
                            Hatfield

       4(c)                 Stock Option Award Agreement between BKFC and Robert L.      Included herewith
                            Grimm

       4(d)                 Stock Option Award Agreement between BKFC and Harold A.      Included herewith
                            Luersen

       4(e)                 Stock Option Award Agreement between BKFC and J. Steven      Included herewith
                            McLane

       4(f)                 Stock Option Award Agreement between BKFC and Don J.         Included herewith
                            Beckmeyer

       4(g)                 Stock Option Award Agreement between BKFC and Robert L.      Included herewith
                            Grimm

       4(h)                 Stock Option Award Agreement between BKFC and Harold A.      Included herewith
                            Luersen

       4(i)                 Stock Option Award Agreement between BKFC and J. Steven      Included herewith
                            McLane

       4(j)                 Stock Option Award Agreement between BKFC and Don J.         Included herewith
                            Beckmeyer

       4(k)                 Articles of Incorporation of BKFC, as amended                Incorporated by reference to
                                                                                         the Registration Statement on
                                                                                         Form S-4 filed with the
                                                                                         Securities and Exchange
                                                                                         Commission (the "SEC") on March
                                                                                         24, 2000 (the "S-4"), Exhibit
                                                                                         3(a)

       4(l)                 Bylaws of BKFC, as amended                                   Incorporated by reference to
                                                                                         the S-4, Exhibit 3(b)

       5                    Opinion of Ziegler and Schneider, P.S.C. as to legality      Included herewith
                            of shares being offered

      23(a)                 Consent of Independent Auditors                              Included herewith

      23(b)                 Consent of Ziegler and Schneider, P.S.C.                     Included in Exhibit 5